January 26, 1995



Mr. Terence D. Martin
146 Central Park West #12G
New York, NY  10023

Dear Terry:

     On the basis of our discussions and your interviews with members of our Board of Directors, I am pleased to extend this written confirmation of our verbal offer to become Executive Vice President and Chief Financial Officer of General Signal Corporation reporting to me as Chairman and Chief Executive Officer. Your appointment will be effective February 2, 1995.

The following confirms the terms and conditions of our offer:

     1.  Your starting base salary will be at an annual rate of $410,000.

     2. You will be a participant in General Signal's Incentive Compensation Plan. As such, you will be eligible for a Target Award of 60% of base salary (and a cap of 200% of target) with actual awards depending on corporate performance and as administered by the Personnel and Compensation Committee of the Board of Directors; a minimum guarantee of $246,000 will be in place for 1995 performance, payable in March of 1996.

     3. You will be recommended for an award of 10,000 shares of restricted common stock under our 1992 Stock Incentive Plan with a vesting schedule as follows:

               2/1/98 -  3,333 shares
               2/1/99 -  3,333 shares
               2/1/00 -  3,334 shares
                        10,000 shares

     From the date of grant, you will receive dividends paid quarterly and have voting rights for the shares during the vesting period.

     4. You will also be recommended for an award of 30,000 shares of non-qualified stock options under the 1992 Stock Incentive Plan. This award is subject to the usual terms and conditions of awards under the Plan, including an initial period of one year of employment, and shares may be exercised in 25% cumulative installments assuming continued employment. The option price will be set at 100% of fair market value on the date of grant which is anticipated to be the Board meeting of February 2, 1995. In addition, you will be eligible to receive further awards under the Plan in future years as administered by our Personnel and Compensation Committee. In that respect, we will treat you fairly commensurate with the then-existing General Signal Plan.

     5. For purposes of your retirement benefit, the Company will recognize 2 years of credited service for each year of your employment with the Company. These special additional benefits must necessarily be provided outside the Corporate Retirement Plan of General Signal and will be paid from the general funds of the Company. In addition, the credited service applied for pension purposes will be used to determine your eligibility for employee paid post-retirement medical benefits under our "Rule of 75" which requires the sum of age and service to equal at least 75 in order to participate.

     6. Your medical and life insurance (twice base salary - company paid) coverage with General Signal will commence after 90 days of employment. You should continue medical coverage with your current employer under COBRA, and we will reimburse you for the expense involved.

     7. Under General Signal Corporation's Change in Control Severance Pay Plan as an Executive Officer you would be entitled to three years compensation and continuation of other employee benefit plans applicable to active salaried employees.

     8. Terry, you should know that General Signal, in common with most other companies, does not offer or ask for employment commitments for a set period of time. In addition, this offer is conditioned upon satisfactorily completing a physical examination (which includes drug testing) and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

Assuming the foregoing is acceptable to you, please sign and return a copy of this letter to me no later than Tuesday, January 31, 1995.

                                Sincerely,




EMC:cm
Enclosure



Accepted by:


Terence D. Martin                                Date